Exhibit 4.27

MySQL AB

GLOBAL SHARE OPTION PLAN 2005

Rules

Including amendments as of 25 October 2007

1	Meanings of words used

In these Rules:

“ADS” means an American depository share, or part thereof, representing ordinary shares of the Company;

“Board” means the Board of the Directors of the Company;

“Business Day” means a day which is not a Saturday, Sunday or other public holiday or, with respect to the payment of promissory notes, is not equated with a public holiday in Sweden;

“Control” means that a third party offer (as intended by and referred to in Clause 5.16 of the Agreement (as defined in Rule 8.4 below) to acquire 100 per cent, of the votes and capital of the Company outstanding (including transactions structured as mergers, reorganisations and assets sales) has been approved by the Board and the shareholders of the Company representing 58 per cent, or more of the Preference Shares has accepted such offer.

“Company” means MySQL AB, Reg. No. 556613-4531, a company incorporated under the laws of Sweden;

“Date of Grant” means the date on which an Option is granted;

“Directors” means the members of the Board or a duly authorised committee of it;

“Eligible Employee” means any person designated by the Directors;

“Grantor” means the Company, any Subsidiary, the trustees of an employee benefit trust established by the Company, or any vehicle established for the purposes of the Plan who the Directors request to grant Options;

“Member of the Group” means:

(i)	the Company; and

(ii)	its Subsidiaries from time to time; and

(iii)	any other company which is associated with the Company and is designated by the Directors as a Member of the Group;

“Option” means a right to acquire Shares granted under the Plan;

“Option holder” means a person holding an Option or his or her personal representatives;

“Option Period” means a period starting on the Date of Grant of an Option and ending 10 years after the Date of Grant;

“Exercise Price” means the amount payable for each Share expressed in Swedish kronor, or any other currency determined by the Board, on the exercise of an Option calculated as described in Rule 3;

“Participating Companies” means:

(i)	the Company; and

(ii)	any Subsidiary and any other company which is designated by the Directors as a Participating Company.

“Exercise condition” means a condition or conditions imposed under Rule 2.2;

“Plan” means this plan known as “MySQL AB Global Share Option Plan 2005” constituted by this document and the schedules annexed hereto as may be amended from time to time;

“Preference Shares” means all outstanding preference shares in the Company in accordance with the Company’s articles of association;

“Rules” means the rules of the Plan as changed from time to time;

“Shares” means fully paid ordinary shares or securities representing ordinary shares in the Company with a present nominal value of SEK 0.10 or, as the context may require, ADSs;

“Stock Exchange” means any stock exchange or authorised or regulated market place, such as NYSE, NASDAQ and Stockholmsborsen;

“Subsidiary” means a company in which the Company holds not less than 50% of the voting rights; and

“Warrant” means a warrant issued by the Company for the purposes of this Plan giving the holder the right to subscribe for Shares.

2	Grant of Options

1.1	Grant of Options:

The Directors may at any time request any Grantor to grant to any Eligible Employee an Option to acquire such number of Shares as the Directors may determine at any time after the adoption of the Plan in accordance with the rules of the Plan. Where these Rules provide that the Directors are able to exercise any discretion under these rules in relation to an Option such discretion shall be exercised by the Grantor on the recommendations of the Directors.

1.2	Exercise condition:

When granting an Option, the Directors may recommend that its exercise be conditional on the satisfaction of Exercise conditions. The Exercise conditions must be objective, and specified at the Date of Grant. The Exercise conditions may be waived or modified if anything happens which reasonably causes the Grantor to consider that:

1.2.1	modified Exercise conditions would be a fairer measure of Performance, and would be no less difficult to satisfy; or

1.2.2	the Exercise conditions should be waived.

1.3	Evidence of Option:

An Option shall be evidenced in such form as the Directors determine.

1.4	No Payment:

Option holders are not required to pay for the grant of any Option.

1.5	Disclaimer of Option:

Any Option holder may disclaim all or part of his or her Option by notice in writing to the Company Controller, or any other person nominated by the Directors for this purpose, within 30 days after the Date of Grant. If this happens, the Option will be deemed never to have been granted under the Plan. No consideration is payable for the disclaimer.

1.6	Disposal restrictions:

Neither an Option nor any rights in respect of it may be transferred, assigned or otherwise disposed of by an Option holder to any other person except:

(i)	for the transmission of an Option on the death of an Option holder to his or her personal representatives; or

(ii)	as expressly permitted by the Directors and set forth in the terms of an Option on the Date of Grant, or pursuant to an amendment to an existing Option expressly approved by the Directors and agreed to by the Option holder, and then only by gift to “immediate family” as that term is defined in 17 C.F.R. 240.16a-1(e) or to a trust or other entity for the exclusive benefit of such person(s) (including Option holder for this purpose) and subject to such additional terms and conditions as the Directors deem appropriate.

1.7	Administrative errors:

If a Grantor tries to grant an Option which is inconsistent with the Plan, the Option will be limited and will take effect from the Date of Grant on a basis consistent with the Plan.

1.8	Options over ADSs:

1.8.1	The Directors may request, in their absolute discretion, that an Option be granted in the form of an Option to acquire ADSs. If so, references in these Rules to Share, Option, and Exercise Price etc. shall be construed accordingly.

1.8.2 Upon the exercise of any Option to acquire ADSs the Company will:

(i)	deliver or cause to be delivered to the ADS depository the requisite number of Shares representing the relevant ADSs and shall instruct the depository to issue the corresponding American depository receipts evidencing such ADSs to the exercising Option holder; or

(ii)	make other arrangements for the Option holder to acquire ADSs.

1.9	Option to acquire Warrants:

1.9.1	The Directors may determine, in their absolute discretion, that an Option be granted in the form of an Option to acquire a Warrant, rather than a Share. If so, the reference in these Rules to Share and Option etc. shall be construed accordingly and shall either relate to the Warrant or the Shares which may be issued under the Warrant comprised in the Option as appropriate.

1.9.2 No payment is required on the exercise of an Option to acquire a Warrant.

1.9.3 Upon the exercise of any Option to acquire a Warrant, the Company will:

(i)	deliver or cause to be delivered to the Option holder the Warrant representing the number of Shares in respect of which the Option is being exercised; or

(ii)	arrange for the relevant number of Shares in respect of the Warrant to be transferred to the Option holder.

1.9.4	If an Option has been granted in the form of an Option to acquire a Warrant, the Directors may, in their absolute discretion and at any time request the Grantor that it be converted into an Option to acquire Shares without prior notice to or approval of the Option holder.

3	Exercise Price

1.10	Setting the Price:

The Directors will set the Exercise Price and state it at the Date of Grant.

4	Variations in Share Capital

1.11	Adjustments:

If there is a variation in the equity share capital of the Company, including a capitalization or rights issue, sub-division, consolidation or reduction of share capital, a demerger (in whatever form) or if the Company makes a special distribution including a distribution in specie, all without consideration, then:

1.11.1	the maximum number of Shares issuable under the Plan; and/or

1.11.2	the number or nominal amount of Shares comprised in each Option; and/or

1.11.3	the Exercise Price;

will be proportionately adjusted, subject to any required action by the Directors or the shareholders of the Company and compliance with applicable securities laws; provided, however, that fractions of a Share will not be issued but will either be paid in cash at the fair market value of such fraction of a Share or will be rounded down to the nearest whole Share, as determined by the Directors.

1.12	Notice:

Option holders may be notified of any adjustment made under this Rule 4.

5	Exercise and Lapse - General Rules

1.13	Exercise:

Except where exercise is allowed as described in Rule 6, an Option will only be exercisable:

1.13.1	to the extent notified to Option holders on the Date of Grant; and

1.13.2	if all applicable Exercise conditions are satisfied or waived; and

1.13.3	as long as the Option holder is an employee or has a contractual relation with a Member of the Group or within 30 days after the employee’s last day of employment or last day of contractual relation with any Member of the Group or as long as the Option holder is a non-executive director in a Member of the Group or within 30 days thereafter unless the Directors determine otherwise at the Date of Grant

1.14	Lapse:

An Option will lapse on the earliest of:

(a)	the date which occurs 31 days after the Option holder ceases to be an employee of or ceases to have a contractual relation with a Member of the Group or either the Option holder or a Member of the Group has given notice of the termination of the Option holder’s employment or the Option holder’s relevant agreement with a Member of the Group, unless any of the provisions in Rule 6 apply or the date the Option holder ceases to be a non-executive director;

(b)	any date specified in any Exercise condition;

(c)	the expiry of the Option Period; or

(d)	any date determined by the Board and notified to Option holders.

1.15	Specific Rules:

1.15.1	For the purposes of Rule 5.2 above:

(i)	a woman who leaves employment due to pregnancy or a man who leaves for statutory paternity leave will be regarded as having left employment on the date on which he or she indicates that he or she does not intend to return to work. If there is no such indication, the Option holder will be regarded as having left employment on the last day on which he or she is entitled to return to work under the legislation which applies to the Option holder or, if later, any other date specified in his or her terms of employment;

(ii)	an Option holder will not be treated as ceasing to be an employee of or as ceasing to have a contractual relation with a Member of the Group if on that date he or she is employed by or has entered into a relevant agreement with another Member of the Group.

6	Exercise and Lapse - Exceptions to the General Rules

1.16	Cessation of Employment or Contractual Relation:

1.16.1	If an Option holder ceases to be an employee of any Member of the Group for any of the reasons set out below or ceases to have a contractual relation with any Member of the Group for the reasons (i) and (v) as set out below, then his or her Options will not lapse but may be exercised to the extent vested on the date of cessation during the period of six months from the date of cessation even though any Exercise conditions have not been satisfied. Any such exercise must take place between the first and fifth business days (inclusive) in the beginning of each quarter. The reasons are:

(i)	ill-health, injury, disability and redundancy;

(ii)	retirement;

(iii)	early retirement by written agreement with the Option holder’s employer;

(iv)	his or her employing company ceasing to be under the control of the Company, or, as a result of a transfer of the undertaking in which the Option holder works, transfer to a company which is neither under the control of the Company nor a Member of the Group;

(v)	any other reason specified by the Directors in their absolute discretion.

1.17	Death:

If an Option holder dies, his or her Options may be exercised to the extent exercisable at the date of death by his or her personal representatives within one year of his or her death, irrespective of the satisfaction of any Condition. To the extent that any Option exercisable under this Rule 6.2 is not so exercised, it will lapse at the end of the one-year period. This Rule does not extend the Option Period.

1.18	Take-overs

Subject to Rule 7, if a person (or a group of persons acting in concert) obtains Control of the Company, an Option may be exercised, irrespective of the satisfaction of any Performance Condition, within the 2 month period after the person has obtained Control of the Company.

The Options will lapse at the end of the 2-month period, unless the Directors give reasonable notice to the Option holders before the end of the 2-month period that the Options will not lapse.

1.19	Mergers

Subject to Rule 7, if the Board adopts a merger plan whereby all the assets and liabilities shall be transferred to another company (the “Transferee Company”), Options may be exercised, irrespective of the satisfaction of any Performance Condition, at any time from the shareholder approval of the merger plan and until 20 Business Days following such approval. The Options will lapse at the end of the 20 Business Day period.

1.20	Exchange of Options where Rule 7 does not apply:

1.20.1	Application:

This Rule applies if Rule 6.3 or 6.4 applies and no determination is made by the Directors under Rule 7.

1.20.2	Exchange:

If this Rule applies, an Option holder may, as an alternative to exercising his or her Option, during the period referred to in Rule 6.5.3 agree with the acquiring company (“Acquiring Company”) or the Transferee Company to release his or her Option (“Old Option”) in consideration of the grant to him or her of a new option (“New Option”). The New Option must be equivalent to the Old Option.

1.20.3	Period for Substitution

The period referred to in Rule 6.5.2 is

(i)	in a case falling within Rule 6.3, 2 months starting with the time when the Acquiring Company obtains Control of the Company; and

(ii)	in a case falling within Rule 6.4, at any time from the shareholder approval of the merger plan and until 20 Business Days following such approval.

1.20.4	Consequences of Exchange:

Where an Option holder is granted a New Option for release of his or her Old Option as described in this Rule 6, then:

(i)	the New Option will be treated as having been acquired at the same time as the Old Option and be exercisable in the same manner and at the same time as the Old Option;

(ii)	the New Option will be subject to the provisions of the Plan as it had effect in relation to the Old Option immediately before the release;

(iii)	with effect from the release and grant, the Rules will where relevant be construed in relation to the New Option as if references to the Company and Shares were references to the Acquiring Company and shares for which the New Option is granted.

1.21	Liquidation

1.21.1	Involuntary liquidation

If it is resolved that the Company shall enter into liquidation pursuant to Chapter 13 of the Swedish Companies Act, Options may not thereafter be exercised regardless of the grounds for such liquidation and will lapse immediately.

In addition, upon the entry of an order placing the company in liquidation, notwithstanding that such order may not be final, the Options may not thereafter be exercised and will lapse immediately.

1.21.2	Voluntary liquidation

Not later than two months prior to the adoption of a resolution by the shareholders’ meeting in respect of whether the Company shall be placed into voluntary liquidation, the Option holders shall be notified of the intended liquidation. Option holders will be entitled to exercise their Options, to the extent they have vested at the date of such notice, until the date the final resolution to place the Company in liquidation has been adopted. Any notice to Option holders must state that exercise of Options may not be made following the adoption of a final resolution in respect of a liquidation.

1.21.3	Lapse

For the avoidance of doubt, all Options will lapse on a liquidation of the Company unless exercised before the liquidation procedure starts.

1.22	Loss of ownership:

Where the Option holder is deprived of the legal or beneficial ownership of the Option by operation of law, or does anything or omits to do anything which causes him or her to be so deprived or becomes bankrupt, all his or her Options will lapse.

1.23	Transfers:

If an Option holder is transferred to work in another country, but still continues to hold an office or employment or a consultancy relation with a Member of the Group and, as a result of that transfer, the Option holder may either:

(i)	suffer a tax disadvantage in relation to his or her Options which was not anticipated on grant (this being shown to the satisfaction of the Directors); or

(ii)	become subject to restrictions on his or her ability to exercise his or her Options or to hold or deal in the Shares or the proceeds of the sale of the Shares acquired on exercise because of the security laws or exchange control laws of the country to which he or she is transferred;

the Option holder may (unless the Directors decide otherwise) exercise the Option in full, irrespective of the satisfaction of any Exercise condition, during the period starting 3 months before and ending 3 months after the transfer takes place. If he or she does not exercise his or her Options, following this Rule, the usual exercise Rules will apply to them at the appropriate times.

1.24	Priority:

If there is any conflict between any of the provisions of Rules 5 and 6, the provision which results in the shortest exercise period or the earliest lapse of the Option, or both, will prevail.

7	Exchange Of Options

1.25	Application:

This Rule applies if Options would become exercisable under Rule 6.3 or 6.4 but the Directors determine that the Options shall not be exercised but that this Rule 7 shall apply.

1.26	Exchange:

Where the Directors have made a determination under Rule 7.1, Option holders will be granted an option (“New Option”) to replace their Option (“Old Option”).

1.27	Consequences of Exchange:

Where Option holders are granted a New Option to replace their Old Option, then:

1.27.1	the New Option will be in respect of shares in any body corporate determined by the Directors;

1.27.2	the New Option will be equivalent to the Old Option;

1.27.3	the New Option will be treated as having been acquired at the same time as the Old Option and be exercisable in the same manner and at the same time as the Old Option;

1.27.4	the New Option will be subject to the provisions of the Plan as it had effect in relation to the Old Option immediately before the replacement;

1.27.5	with effect from the replacement, the Plan will be construed, in relation to the New Option, as if references to Shares were references to the shares for which the New Option is granted and references to the Company were references to a company determined by the Directors at the time of replacement.

8	Exercise of Options

1.28	Exercise:

An Option holder can exercise his or her Option validly only in the way described in, and subject to, this Rule 8.

1.29	Manner of Exercise:

1.29.1	Options must be exercised by notice in writing delivered to the CFO of the Company or other duly appointed person. The notice of exercise of the Option must be completed, signed by the Option holder or by his or her appointed agent, and must be accompanied by;

(i)	the correct payment in full of the Exercise Price for the number of Shares being acquired, and

(ii)	if the Directors so require, a duly executed agreement (as referred to in Rule 8.4 below).

1.29.2	Notwithstanding Rule 8.2.1, the Directors may, in their absolute discretion, allow an Option holder to exercise the Option in such manner as they think fit.

1.30	Option Exercise Date:

1.30.1	Subject to Rule 8.3.2, the Option Exercise Date will be the later of:-

(i)	the date of receipt by the CFO of the Company or other authorised person of the documents and payment referred to in Rule 8.2; and

(ii)	the date on which the Directors either decide that the Exercise condition to which the Option is subject has been satisfied, or waive the Exercise condition. The Directors must decide about the satisfaction or waiver of the Exercise condition within 14 days of receiving the documents in Rule 8.2 and payment.

1.30.2	If any statute, regulation or code adopted by the Company, prohibits the exercise of Options, or the Controller of the Company reasonably believes it so prohibits, the date of exercise will be either the date described in Rule 8.3.1, or, if later, the date when the Option holder is permitted or the Controller of the Company believes the Option holder is permitted to exercise an Option. However, this Rule does not extend any period in which an Option is exercisable.

1.31	Shareholders Agreement

Unless the Directors decide otherwise, the exercise of an Option is conditional upon the Option holder executing an agreement (the “Agreement”), substantial in the form attached to these Rules as Schedule I, inter alia restricting the transfer of Shares in certain circumstances.

1.32	Part Exercise:

An Option may be exercised in part at the discretion of the Directors.

1.33	Issue or Transfer:

Subject to Rule 8.8, shares to be issued following the exercise of an Option will be issued as soon as practicable after the Option Exercise Date. The Directors will procure the transfer of Shares following the exercise of an Option as soon as practicable after the Option Exercise Date.

1.34	Rights:

1.34.1	Shares issued on the exercise of an Option will rank equally in all respects with the Shares in issue on the date of allotment. They will not rank for any rights attaching to Shares by reference to a record date preceding the date of allotment.

1.34.2	Where Shares are to be transferred on the exercise of an Option, Option holders will be entitled to all rights attaching to the Shares by reference to a record date on or after the transfer date. They will not be entitled to rights before that date.

1.35	Consents:

All allotments, issues and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in Sweden or elsewhere and, with regard to ADSs (if any), the provisions of the deposit agreement between the Company and the depository. The Option holder will be responsible for complying with any requirements to be fulfilled in order to obtain or avoid the necessity for any such consent.

1.36	Constitution:

Any Shares acquired on the exercise of Options will be subject to the articles of association of the Company from time to time in force. Any ADSs acquired upon the exercise of any

Option shall, in addition, be subject to the terms of the deposit agreement between the Company and the depository. Any Warrants shall be subject to the terms of the Warrant.

1.37	Cash alternative

The Directors may in their discretion determine not to procure the transfer or issue of Shares to an Option holder who exercises his Option, but instead to pay to him a cash amount equal to the amount by which the market value on the Option Exercise Date of the Shares in respect of which the Option is exercised exceeds the Exercise Price. If the Directors so determine, the Exercise Price shall not be payable, and if already paid, shall be repaid to the Option holder forthwith.

9	General

1.38	Notices:

Any notice or other document given to any Eligible Employee as Option holder pursuant to the Plan may be delivered to him or her or sent by post to him or her at his or her home address according to the records of his or her employing company or such other address which the Company considers appropriate. Notices or other documents sent by post shall be deemed to have been given 5 days following the date of posting.

1.39	Documents sent to Shareholders:

The Company may send to Option holders copies of any documents or notices normally sent to the holders of its Shares (including such notices or documents required to be sent to Option holders resident in the United States in accordance with the rules and regulations under the US Securities Act of 1934 as amended).

1.40	Directors’ Decisions final and binding:

The decision of the Directors on the interpretation of the Rules or in any dispute relating to an Option or matter relating to the Plan will be final and conclusive.

1.41	Costs:

The Grantor will pay the costs of introducing and administering the Plan in proportion to the options granted.

1.42	Regulations:

The Directors have the power from time to time to make or vary regulations for the administration and operation of the Plan but these must be consistent with the Rules.

1.43	Terms of Employment:

Nothing in this Plan will in any way be construed as imposing on a Participating Company a contractual obligation as between the Participating Company and an Eligible Employee to offer participation in this Plan or upon offering participation in this Plan to continue the employment of such Employee with the Participating Company.

Any person who ceases to be an employee of any Member of the Group because of dismissal or termination of employment (however caused) or who is under notice of termination of employment will in no circumstances be entitled to claim any compensation in respect of the operation of the Plan including but not limited to the application of tax laws or the application of tax policies maintained by any Group Company. If necessary that person’s terms of employment will be varied accordingly.

Leave of absence, parental leave etc are not regarded as cessation of employment and do not affect the Plan.

1.44	Trusts and Special Purpose Vehicles:

The Company and any Subsidiary of the Company may provide money to the trustee of a trust, a Special Purpose Vehicle (“SPV”) or any other person to enable that trustee, SPV or person to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by local law.

1.45	Withholding

The Company, any employing company, the trustee of any employee benefit trust or a SPV may withhold any amount and make any such arrangements, including but not limited to the sale or reduction in number of any Shares on behalf of an Option holder as it considers necessary to meet any liability to taxation or social security contributions so far as is possible under local law in respect of Options granted to the Option holder pursuant to this Plan.

10	Changing the Plan and Termination

1.46	Shareholder approval:

The Directors can change the Plan and need not obtain the approval of the shareholders in general meeting for any changes provided such changes are consistent with any previous shareholder resolution(s). Should any proposed change be inconsistent with a shareholders resolution, the Directors must obtain the approval of the shareholders to that change. Changes may affect existing Options.

1.47	National Rules:

Notwithstanding any other provision of the Plan, but subject always to Rule 10.1, the Directors may amend or add to the provisions of the Plan and the terms of Options as they consider necessary or desirable to take account of, or to mitigate, or to comply with relevant foreign laws including, but not limited to, taxation, securities or exchange control laws which apply to Eligible Employees, provided that the terms of Options granted to such Eligible Employees are not more favourable overall than the terms of Options granted to other Eligible Employees.

1.48	Notice:

As soon as possible after making any change, the Directors will give written notice to any Option holder affected by the change.

1.49	Termination of the Plan:

This Plan will terminate at the expiry of the Option Period, unless the Directors otherwise determine.

1.50	Shareholder Authority:

The Plan will be operated with the authority given to the Company by shareholders. No action will be taken which would result in the Plan being operated otherwise than in accordance with shareholder authority.

11	Governing Law

Swedish law governs the Plan and all Options and their construction except as provided under Rule 10.2.

MySQL AB Global Share Option Plan 2005

Schedule for Operation in Germany

Rules

The rules of the MySQL AB Global Share Option Plan 2005 will apply to Options granted or to be granted under this Schedule subject to the following alterations.

Rule 9.6 – Terms of Employment

Rule 9.6 shall be amended by adding the following:

Rights are granted on an exclusively voluntary basis. Even if there is a repeated grant of rights and without express notification that the grant is paid voluntarily, no legal claim for the future exists. The grant remains in the complete discretion of the Company. The Company in particular reserves the right to determine the scope of beneficiaries and the conditions of the plan. The local company has no influence on the implementation of the Plan.

MySQL AB Global Share Option Plan 2005

Schedule for Operation in Sweden

Rules

The rules of the MySQL AB Global Share Option Plan 2005 will apply to Options granted or to be granted under this Schedule subject to the following alterations.

Rule 8 – Exercise of Options

Rule 8.10 shall not apply.

MySQL AB Global Share Option Plan 2005

Schedule for Grants of Qualifying Stock Options in the US

1	Rules

The rules of MySQL AB Global Share Option Plan 2005 will apply to Options granted or to be granted under this Schedule subject to the following alterations.

2	Governing Law

Options granted pursuant to this Schedule will be governed by and construed in accordance with Swedish law except that Options intended to be Incentive Stock Options (as defined in paragraph 3 of this Schedule) granted pursuant to paragraph 3, will be construed in accordance with the provisions of Section 422 of the Code (as defined in paragraph 3) so as to preserve their status as Incentive Stock Options.

3	Operation of Scheme in US

1.51	Rule 1 - Definitions:

In addition to the terms defined elsewhere in this Schedule, Rule 1 of the Plan shall be amended by adding the following definitions:

“Code” means the Internal Revenue Code of 1986 as amended;

“Incentive Stock Option” means an Option designated by the Directors at the Date of Grant as an Incentive Stock Option within the meaning of Section 422 of the Code;

“Fair Market Value” on a particular day, means:

•

where the Shares of the same class are publicly traded on the Stock Exchange on the date as of which fair market value is being determined, the fair market value is the mean between the high and low sales prices of the Shares on that date, as reported by the Stock Exchange; and

•	where Shares of the same class are not so listed, the fair market value of a share as determined in good faith by the Directors;

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, shares possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

1.52	Designation:

The Directors may designate any Options as Incentive Stock Options and the provisions of this paragraph 3.2 will apply to such Options.

1.52.1

An Incentive Stock Option may only be granted to an Eligible Employee. For purposes of this paragraph 3.2, (i) an “Eligible Employee” means a person other than a director who is an employee of the Company (or any Parent or Subsidiary thereof), and (ii) a “Subsidiary” shall include any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, shares possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

1.52.2	No person will be granted an Incentive Stock Option if, at the time the Incentive Stock Option would otherwise be granted, that person owns shares possessing more than 10 per cent of the total combined voting power of all classes of shares of the Company (or any Parent or Subsidiary), unless, the Option Price is not less than one hundred ten percent (110%) of the Fair Market Value per Share on the Date of Grant and the option term does not exceed five (5) years measured from the Date of Grant.

1.52.3	No Option shall be treated as an Incentive Stock Option to the extent that the Fair Market Value of the Shares subject to the Options (determined at the Date of Grant), when added to the Fair Market Value of Shares (determined at the date of Grant of such other Incentive Stock Option) subject to any other incentive stock option (granted under the Plan or any other incentive stock option plan of the Company or a Subsidiary Corporation) first exercisable by the Option holders in the same calendar year, exceeds One Hundred Thousand Dollars ($100,000).

1.52.4	No Incentive Stock Option will be granted more than 10 years after the date on which the Plan is adopted by the Directors or shareholder approval, whichever is earlier.

1.52.5	The Option Price of an Incentive Stock Option will be not less than the Fair Market Value of a Share determined at the Date of Grant.

1.52.6	In no circumstances will an Incentive Stock Option be capable of exercise later than 10 years from its Date of Grant.

1.52.7	The employee must notify the employer in writing if stock acquired pursuant to the exercise of an Incentive Stock Option is disposed of within 2 years from the date the option was granted or within 1 year after exercise and shall provide any other information regarding the disposition that the Company may reasonably require.

1.52.8	Rule 6.1.1 will be amended by the substitution of the words “3 months” for the words “six months”.

1.52.9	Rule 6.1.1(ii) will be deleted and Rule 6.1.1(iii) will be deleted and replaced by the following as Rule 6.1.1(ii), and the remaining clauses shall be renumbered accordingly:

“retirement where the Option holder is in receipt of immediate pension as determined by the Directors;”

1.52.10	Rule 6.1 will be amended by the inclusion of the following provision as Rule 6.1.2:

“If an Option holder ceases to hold an office or be in the employment of any Member of the Group (or Parent or Subsidiary thereof) by reason of permanent and total disability within the meaning of Section 22(e)(3) of the Code, Incentive Stock Options may be exercised by him or her for a period of one year from the date on which he or she ceased to hold that office or be an employee.”

1.52.11	References in the Scheme to “Rule 6.1” and each subparagraph thereof shall be construed accordingly.

1.52.12	No Option shall be treated as an Incentive Stock Option if the terms thereof permit its transfer other than on death of the Option holder, and then only pursuant to a will or the laws of descent and distribution.

1.53	Warrants

1.53.1	Rule 2.9 will not apply.

1.54	Special Rules

1.54.1	For the purposes of Rule 5.2 of the Plan, Rule 5.3.1 will be deleted and replaced by the following:

(i)

An Option holder shall not be considered to have ceased his or her service as an employee of a Member of the Group in the case of: (i) sick leave; (ii) military leave; or (iii) any other leave of absence approved by the Option holder’s employer, provided that such leave is for a period of not more than ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute. Such Option holder’s service as an employee shall be considered to have ceased as of the 91st day of such leave if the Option holder’s reemployment is not guaranteed either by statute or by contract. For any period of such leave of absence during which the Option holder is not paid regular salary by his or her employer in the form of sick pay or vacation pay, vesting based on an Exercise Condition requiring continuous employment shall be tolled during the leave of absence and shall resume when the leave of absence is terminated and the Option holder returns to active service.

(ii)	An Option holder shall not be considered to have ceased his or her service as an employee of a Member of the Group in the case of a transfer between Members of the Group.

(iii)	An Option holder shall not be considered to have ceased his or her service for a Member of the Group in the case of a change in status from an employee to a consultant or from a consultant to an employee with respect to a Member of the Group.

1.55	Adjustments

1.55.1	Rule 4.1 of the Plan will be deleted and replaced by the following:

In the event of an increase or decrease in the number of outstanding Shares, such as a stock dividend or stock split, that occurs without consideration of the Company, the maximum number of Shares issuable under the Plan and the Exercise Price of any outstanding Options will be proportionately adjusted, subject to any required action by the Directors or the shareholders of the Company and compliance with applicable securities laws; provided, however, that fractions of a Share will not be issued but will either be paid in cash at the fair market value of such fraction of a Share or will be rounded down to the nearest whole Share, as determined by the Directors.

1.56	Plan Limits

The number of Shares which may be allocated under the Plan to employees in the United States will not exceed [xxx,xxx] Shares, being less than [11.2%] of the issued ordinary share capital of the Company on the date of adoption of the Schedule by the Directors.

1.57	Exchange of Options

Rule 7.2 shall be amended by adding the following:

“Any such replacement shall comply with the provisions of Section 424 of the Code with respect to any Incentive Stock Options.”

1.58	Exercise of Options

1.58.1	Rule 8.10 will not apply.

4	Notice and Reporting Requirements

Prior to January 31 of the year following the year of exercise of an Incentive Stock Option pursuant to this Plan, the employer shall furnish a statement to the Employee with the following information:

(i)	the employer’s name, address and taxpayer identification number;

(ii)	the name, address, and taxpayer identification number of the person to whom the Shares pursuant to the Option are transferred;

(iii)	the name and address of the corporation the stock of which is the Incentive Stock Option stock (if different than the employer);

(iv)	the date the Option was granted;

(v)	the date the Shares were transferred pursuant to the exercise of the Option;

(vi)	the Fair Market Value of the stock on date of exercise;

(vii)	the number of Shares transferred upon exercise of the Option;

(viii)	a statement that the Option was an Incentive Stock Option; and

(ix)	a total cost of the Shares.

5	Specific Provisions Required Under State Law

1.59	California:

With respect to options granted under the Plan, the following applies for Options granted pursuant to an exemption from the securities qualification laws of the state of California.

1.59.1	Minimum Exercise Rights After Termination

Unless employment is terminated for cause as defined by applicable law, or by the terms of a contract of employment (or the Plan or an option grant), the Option must be exercisable for a period of at least 30 days following termination of employment to the extent the Option was exercisable on the date of termination of employment.

In the case of termination of employment for reasons of death or disability, the Option must be exercisable for a period of at least 6 months. Disability for this purpose need not meet the definition of disability under Code section 22(e)(3).

1.59.2	Repurchase Rights After Termination

If any shares are subject to repurchase by the Company upon termination of employment, for any employee who is not an officer or director, the repurchase right must lapse no later than 90 days from termination of employment, and the repurchase right must lapse as to at least 20% of the Shares per year over 5 years from the date of grant (without respect to the date of exercise or the date the option became exercisable.

The repurchase price under this subsection 5.1.2 can be the original purchase price.

1.59.3	Minimum Exercise Rights After Termination

Unless employment is terminated for cause as defined by applicable law, or the terms of a contract of employment (or the Plan or an option grant), the Option must be exercisable for a period of at least 30 days following termination of employment to the extent the Option was exercisable on the date of termination of employment.

In the case of termination of employment for reasons of death or disability, the Option must be exercisable for a period of at least 6 months. Disability for this purpose need not meet the definition of disability under code section 22(e)(3).

1.59.4	Availability of Financial Statements

Option holders shall be provided with financial statements at least annually.

MySQL AB Global Share Option Plan 2005

Schedule for Operation in France

1.	Rules

The rules of MySQL AB Global Share Option Plan 2005 (the “Plan” a copy of which is attached hereto as Schedule II), as modified by this Schedule for the Operation in France (this “Schedule”), will apply to Options granted to French Employees (as defined below). In the event of conflict between the Plan and this Schedule, the terms of this Schedule shall govern.

2.	Governing Law

Options granted pursuant to this Schedule will be governed by and construed in accordance with Swedish law, except that the relevant French corporate, tax and securities law requirements and provisions shall control with respect to French Employees should any conflict arise between the Plan and this Schedule with respect to such Options.

3.	Definitions

In addition to the terms defined elsewhere in this Schedule, Rule 1 of the Plan shall be amended by adding the following definitions:

“Affiliate” shall mean any company in France or abroad which directly or indirectly through one or more intermediaries, controls, is controlled by, or is placed under joint control with the Company. For the purposes of the preceding sentence, the word “control” refers to the direct or indirect holding, as an owner, of no less than 50% of voting shares or interests of a company.

“Applicable Law” shall mean the provisions of Articles L 225-177 to L 225-186 of the French Commercial Code as well as all statutory provisions of French labor law or tax law applicable to Options, including the tax administrative instructions.

“Beneficiary” shall mean the beneficiary designated in the Notice of Grant attached as Schedule I hereto who, as of the Date of Grant, is a French Employee.

“Date of Grant” shall mean the date of the grant of the Options to the Beneficiary by the Directors, as indicated in the Notice of Grant attached as Schedule I. This definition of “Date of Grant” shall replace the definition of “Date of Grant” contained in the Plan for purposes of this Schedule.

“Exercise Date” shall mean the date on which all or part of the Options shall be exercised by the Beneficiary as indicated in Rule 7 hereof and in the Notice of Grant attached as Schedule I hereto, subject to the Transfer Prohibition as defined in Rule 4 hereof.

“French Employee” shall mean:

(i)	any employee of the Company or a French Subsidiary or any other company governed by French law meeting the criteria set forth under Article L. 225-180 I of the Commercial Code (insofar as, in the cases of paragraphs 2° and 3°, the Company’s shares are admitted for trading on a regulated market) or any officer, within the meaning of Article L. 225-185 of the Commercial Code, of the Company or a French Subsidiary or any other company governed by French law and meeting the criteria set forth under Article L. 225-180 of the French Commercial Code (insofar as the Company’s shares are admitted for trading on a regulated market);

(ii)	who does not hold more than 10% of the Company’s share capital as of the Date of Grant; and

(iii)	who, as of the Date of Grant, the first vesting date of the Option, any and all exercise date(s) and/or the date of transfer of any Share acquired by Beneficiary by exercise of an Option, as applicable, is residing in France for tax purposes and/or is subject to French social security regulation.

“French Subsidiary” shall mean any French subsidiary of the Company, within the meaning of section L225-180 I 1° of the French Commercial Code; it being understood that a company shall be deemed a French Subsidiary if the Company holds, directly or indirectly, no less than 10% of its capital or voting rights and if it also meets the definitions of the term “Subsidiary” as set forth in the Plan;

“Grant” shall mean the initial grant of Options to the Beneficiary by the Directors.

“Holding Period” shall mean the period starting from the Exercise Date and during which the Shares are subject to the Transfer Prohibition as defined in Rule 4 hereof.

“Invalidity/Invalid” shall mean any invalidity within the meaning of Article L 341-4 (2nd and 3rd categories) of the French Social Security Code.

“Notice of Grant” shall mean the written notice delivered to the Beneficiary and including the main terms and conditions of the individual Option grant. The form of the Notice of Grant forms an integral part of this Schedule and is attached as Schedule I hereto.

2.	Grant of Options

Rule 2.1 of the Plan shall be amended by adding the following Rules:

2.1.1	The Directors, and only the Directors, may, in their sole discretion and at any time within thirty-eight (38) months after approval of the applicable Options, grant Options to French Employees.

2.1.2	The total number of Options granted to French Employees shall never represent more than one third (1/3) of the issued shares of the Company.

2.1.3	When applicable to the Company, the Company shall not grant any Option to any French Employee during the periods referred to Article L 225-177 of French Commercial Code or during any other period set forth by the Applicable Law.

Rule 2.3 of the Plan shall be amended by adding the following Rules:

2.3.1	Evidence of Options to French Employees shall be made by the Notice of Grant attached as Schedule I hereto, pursuant to which the Beneficiary is informed about:

2.3.1.1	the number of Option(s) granted to him or her;

2.3.1.2	the Date of Grant, the Exercise Date and the Expiration Date (as set defined in the Notice of Grant) of the Option(s);

2.3.1.3	the Exercise Price; and

2.3.1.4	any other obligation binding him or her.

2.3.2	The Beneficiary who wishes to benefit from the Grant shall inform the Company of his/her agreement by returning a signed version of the Notice of Grant within thirty (30) days from the date of the Notice of Grant.

Rule 2.6 of the Plan shall be amended by adding the following Rules:

2.6.1	No previously subscribed Share resulting from the exercise of Options may be sold or conveyed in any manner whatsoever prior to the fourth anniversary date from the Date of Grant (hereinafter the “Transfer Prohibition”) and French Employee abides to use solely and exclusively the Broker (as defined under Rule 8 hereof), if any, selected by the Company.

2.6.2	During the Holding Period, the Share(s) will be personal, non seizable and non transferable. The Share(s) may consequently not be sold, pledged, assigned, hypothecated or transferred in any manner, except as explicitly provided herein or by Applicable Law.

2.6.3	The Transfer Prohibition referred to above shall not apply to the Shares held as a result of the exercise of the Options by:

2.6.3.1	Invalid Beneficiaries,

2.6.3.2	Assigns of deceased Beneficiaries,

2.6.3.3	Beneficiaries who have been dismissed or pensioned off, provided that their Options have been exercised no less than three (3) months prior to the date of receipt of their notice of dismissal or pensioning off.

Rules 2.8 and 2.9 of the Plan shall not apply to French Employees.

3.	Exercise Price

Rule 3 of the Plan shall be amended by adding the following Rules:

3.2	The Exercise Price shall be set in accordance with the provisions of this Rule 3 and shall be indicated in the Notice of Grant.

3.3	The Exercise Price shall be determined as follows:

3.3.1

If the Shares are not admitted for trading on a regulated market within the meaning of the Applicable Law, the Exercise Price shall be equal to the highest of the amounts below in accordance with objective share valuation methods, taking into account, according to a weighting appropriate to each case, the net worth for accounting purposes, the profitability, corporate outlook and the liquidation preferences and other rights of the Company’s preference shares. Such criteria are assessed, where applicable, on a consolidated basis or, in default, by taking into account financial data of material subsidiaries. In default, the Exercise Price shall be determined by dividing the amount of revalued net assets calculated on the basis of the latest balance sheet by the number of existing shares (on an as-converted basis).

3.3.2	If the Shares are admitted for trading on a regulated market within the meaning of the Applicable Law, the Exercise Price shall in no event be less than 80% of the average closing prices observed on such market during the twenty (20) trading days preceding the decision to grant the Options.

3.4	The price set for the subscription of the Shares shall not vary during the term of the Options held by a particular Beneficiary (or his or her permissible assigns).

However, if the Company carries out any capital amortization or reduction, change in the allocation of profits, award of free shares, amalgamation of reserves, profits or share premiums into the share capital, distribution of reserves or any issuance of capital securities or securities giving a right to the award of capital securities entailing a pre-emption right reserved for shareholders or any other transactions entailing, under the Applicable Law, the protection of the rights of Option holders, the Company shall be required to take the necessary steps in order to protect the interests of French Beneficiaries under the terms set forth in Article L. 228-99 of the French Commercial Code, so that the total subscription price shall remain constant.

4.	Exercise and Lapse

Rule 5.1 of the Plan shall be amended by adding the following Rule:

5.1.4	No Option may be exercised unless in compliance with the terms of the Notice of Grant attached as Schedule I hereto and all exercise requirements set forth in this Schedule.

Rule 6.2 of the Plan shall be amended as follows:

In the event of death of the Beneficiary, the one-year period referred to in Rule 6.2 of the Plan shall be six (6) months for the purposes of Options granted to French Employees pursuant to this Schedule.

5.	Exercise of Options

Rule 8.2 of the Plan shall be deleted and replaced with the following Rule:

Exercise of the Options shall not be deemed effective unless and until:

8.2.1	The written notice is sent to the Board or to any duly authorized representative of the Company, in the form set forth in Schedule III to this Schedule (hereinafter “Exercise Statement”), duly filled in and signed by the Beneficiary;

8.2.2	Any other documentation, requested where applicable in a reasonable manner by the Directors, in particular in respect of the acquisition of the Shares as determined by the Directors; the content of such documentation shall where applicable be identical to that mandated in similar circumstances from other shareholders holding Shares where applicable; and

8.2.3	Payments corresponding to the Exercise Price of the Options, plus where applicable any taxes and charges.

The following provision shall be added to the end of Section 8.3.2 of the Plan:

The issuance of the Exercise Statement shall not be deemed an actual exercise of the Options, unless the Board has confirmed that all of the Options’ exercise requirements were satisfied and/or where applicable that the right to exercise the relevant Options was vested.

Rule 8.10 of the Plan shall not apply to Options granted to French Employees.

6.	Undertaking in the Event of Merger

Rule 7 of the Plan shall not apply to operations on the Company’s share capital other than those provided in Rule 6.4 (Mergers) or in case of a public offering of the Company’s share capital on regulated stock market. In the event of any other such operations on the share capital during the Holding Period, the preferential tax and social security treatment will be not applicable to the substituted shares.

7.	Consent as to the Treatment of Personal Data

The Beneficiary agrees to inform the Company forthwith of any change affecting the situation reported by the Beneficiary to the Company or to the French Subsidiary upon the Grant of Options.

The Beneficiary agrees to provide to the Company all documents and/or personal data related to the Beneficiary as shall be requested by the Company or the French Subsidiary (including the Beneficiary’s address, marital status, and/or nationality or affiliation with a trade union if the French Employee becomes a delegate or trade union representative within the Company) and as are required for the Grant of Options. The communication of such data is required in order to enable the Company to grant Options. The Beneficiary agrees that the aforementioned data may be collected and processed by the Company for personnel management purposes, such as payroll management, control of access to the premises, working time and catering facilities control purposes, production of employee files, etc. The Beneficiary also agrees that such data may be transmitted to and processed by any of the Affiliates including Affiliates located outside the European Union or any other entity if the transfer of such data is required for the performance of the Plan and/or this Schedule and for the management of the Beneficiary’s personal file. The Beneficiary is informed of the fact that any and all data of the same type as the data included in the Plan, this Schedule and/or the schedules and additional agreements thereto (as well as any updates thereof) must imperatively be handled by the Company, as such data are required for the implementation of the Plan and/or this Schedule.

The Beneficiary may exercise his data access and correction right as set forth in the law No. 78-17 of 6 January 1978, by contacting the Company’s Human Resources Department. In respect of the right of access, the Beneficiary may ask for a copy of any personal data concerning him or her as well as any information concerning the processing of personal data and the third parties to which such data may be communicated. Furthermore, the Beneficiary may, by contacting the Company’s Human Resources Department, object on legitimate grounds to any personal data treatment affecting him or her.

The French Subsidiary shall, no later than February 15 th of each year, deliver an individual statement to each Beneficiary who has exercised an option during the preceding calendar year. A copy thereof must also be addressed to the French tax authorities.

8.	Costs and Taxes

The Beneficiary hereby acknowledges and agrees that the ultimate liability for any and all tax, social insurance, contributions, deductions and any tax withholding related to the grant or exercise of the French Options or transfer of the Shares (“Tax-Related Items”) is and remains, to the extent provided for by law, his or her responsibility and liability and that the Company or its French Subsidiary (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option grant, including the grant, vesting or exercise of the Option and the subsequent sale of shares acquired pursuant to such exercise; and (b) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Beneficiary’s liability for Tax-Related Items.

The Beneficiary agrees that prior to exercise of the Option or sale of the subsequent Share(s), he or she shall pay or make adequate arrangements satisfactory to the Company or its French Subsidiary, as applicable, to satisfy all Tax-Related Items in connection with the grant, exercise of the Options and any related operations on the Shares. The Beneficiary acknowledges and agrees that the Company may refuse to honor the exercise of the Options and refuse to deliver the Shares if the Beneficiary has not paid the exercise price of the Options or any amounts in connection with the Tax-Related Items at the time of exercise. In this regard, the Beneficiary authorizes the Company or its French Subsidiary (on its own or through a broker appointed by the Company in its sole discretion (the “Broker”)) to withhold all applicable Tax-Related Items legally payable by him or her from on (i) his or her wages or other cash compensation due to him or her by the Company or its French Subsidiary, or (ii) from the proceeds of sale or any operations on the Shares acquired by the exercise of his or her Options. Alternatively, or in addition, the Beneficiary agrees and acknowledges that the Company may withhold or sell or arrange for the sale of Shares that the Beneficiary would otherwise acquire upon exercise of his or her Options in order to meet the minimum withholding obligation for Tax-Related Items owed by the Beneficiary. In addition, the Beneficiary agrees that he or she shall pay on first demand to the Company or its French Subsidiary, as applicable, by check, cash or bank wire transfer, any amount of any Tax Related Items that the Company, its French Subsidiary or the Broker may be required to pay on his or her behalf as a result of his or her participation in the Plan, disqualification of the Options and/or or his or her purchase or sale of Shares that cannot be satisfied by the means previously described.

Should the Beneficiary breach any obligation set forth in the Plan and/or this Schedule, the damages that will be suffered by the Company or its French Subsidiary will be no less than the amount of the Tax Related Items due by the Company, its French Subsidiary or the Broker to the French authority “administration” (employer’s and employee’s parts), which minimum amount will therefore be withheld by the Company, its French Subsidiary or the Broker as damages on any amount of whatever nature due to the Beneficiary, notwithstanding any further action from the Company, its French Subsidiary or the Broker against the Beneficiary.

THE BENEFICIARY REPRESENTS THAT HE OR SHE HAD ENOUGH TIME TO REVIEW AND UNDERSTAND THIS AGREEMENT SIGNED IN ENGLISH AS WELL AS ALL RELATED DOCUMENTS AND APPENDIX, AND THAT HE OR SHE HAD THE OPPORTUNITY TO OBTAIN ADVICE FROM THE COUNSELS OF HIS OR HER CHOICE [ TRADUCTION DE CETTE CLAUSE : LE BÉNÉFICIAIRE RECONNAIT EXPRESSÉMENT PAR LES PRÉSENTES QU’IL A EU LE TEMPS NÉCESSAIRE POUR ENTIÉREMENT LIRE ET PARFAITEMENT COMPRENDRE LE PRÉSENT CONTRAT SIGNÉ EN ANGLAIS AINSI QUE L’ENSEMBLE DES DOCUMENTS ET ANNEXES Y AFFERENTS ET QU’IL A EU L’OPPORTUNITE DE S’EN ENTRETENIR AVEC LES CONSEILS DE SON CHOIX].

In duplicate, at                                      on                                     .

MySQL AB	The Beneficiary[1]
By:	By:

[1]	After you have read this Schedule thoroughly, please sign it and initial each of its pages. Please also initial each page of the Plan attached to this Schedule.

Schedule II

MySQL AB 2005 Global Share Option Plan

Schedule III

Exercise Statement for the Schedule for Operations in France for the 2005 Global Share

Option Plan

To

MySQL AB

Address

On

(a)	By registered mail return receipt requested [or by personal delivery against acknowledgement of receipt]

Dear Madam or Sir,

The undersigned,                                                  , residing at                                                  ;

Acting in his/her capacity as French Employee;

Beneficiary of                                                   Options;

After reading the terms and conditions of the transaction and exercising within the limits set forth in the Plan and the Schedule the rights granted to me by such Options;

States his/her intent to acquire                                                   MySQL AB’s Shares by exercising                                                   Options at the price of                     , plus any taxes and social security costs due per the Applicable Law.

In support of this exercise, I immediately pay in cash the amount of                      per subscribed Share, the total amount of                      per bank transfer, a supporting document being attached hereto on                     .

I acknowledge that a copy on unstamped paper of this exercise statement has been delivered to me.

Made in                          on                         .

[signature]

Employee’s surname and name:

The Beneficiary’s signature must be preceded with the hand-written indication below “For subscription of:                              (in words) shares through exercise:                                                   of                                                   (in words) Options.”